GulfMark Offshore Announces
Appointment of V.P. of Finance

June 9, 2008 - HOUSTON - GulfMark Offshore, Inc. (NYSE:GLF) announced today that it has appointed Quintin V. Kneen as Vice President-Finance. Previously, Mr. Kneen was Vice President-Finance & Investor Relations for Grant Prideco, Inc., serving in executive finance positions at Grant Prideco since June 2003. Prior to joining Grant Prideco, Mr. Kneen held executive finance positions at Azurix Corp. and was an Audit Manager with the Houston office of Price Waterhouse LLP. Mr. Kneen holds an M.B.A. from Rice University and a B.B.A. in Accounting from Texas A&M University and is a Certified Public Accountant and a Chartered Financial Analyst.

Mr. Kneen brings additional financial experience to the existing management team, particularly in the area of mergers and acquisitions. Bruce Streeter, President and CEO, said “Mr. Kneen’s experience in managing acquisitions and the related transitions will be an immediate benefit to GulfMark as we conclude the recently announced agreement with Rigdon Marine. His past financial management experience, as well as his business development background, will also complement and expand the capabilities of our current management team.”

GulfMark Offshore, Inc. provides marine transportation services to the energy industry through a fleet of sixty-three (63) offshore support vessels, primarily in the North Sea, offshore Southeast Asia, and the Americas.

Contact:	Russell K. Bay, Vice President – Investor Relations & Treasurer
E-mail: Rusty.Bay@GulfMark.com
Phone: (713) 963-9522

Edward A. Guthrie, Executive Vice President & CFO
E-mail: Ed.Guthrie@GulfMark.com
Phone: (713) 963-9522

Certain statements and answers to questions during the company’s presentation and projections shown on the company’s slide presentation may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve known and unknown risk, uncertainties and other factors.  Among the factors that could cause actual results to differ materially are: price of oil and gas and their effect on industry conditions; industry volatility; fluctuations in the size of the offshore marine vessel fleet in areas where the Company operates; changes in competitive factors; delay or cost overruns on construction projects and other material factors that are described from time to time in the Company's filings with the SEC. Consequently, the forward-looking statements made during the presentation or projections depicted on the company’s slide presentation should not be regarded as representations that the projected outcomes can or will be achieved.